Exhibit 10.12
GLOBAL CONSUMER ACQUISITION CORP.
October 1, 2007
Personal and Confidential
Scott LaPorta
308 Laurel Street
San Francisco, CA 94118
          Re:      Terms of Employment
Dear Mr. LaPorta:
Please find attached Exhibit A to this letter, which sets forth the terms of your employment by Global Consumer Acquisition Corp. (“GCAC”).
You hereby agree that this letter agreement supersedes any agreement between GCAC and you prior to the date hereof. The terms of this letter and the relationship of the parties in connection with the subject matter of this letter shall be construed and enforced according to the laws of the State of New York without giving effect to the conflicts of the law rules.
Please confirm that the terms of Exhibit A accurately sets forth your understanding of our agreement by signing and returning a copy of this letter to us.
Sincerely,
Jason Ader
Chairman of the Board
Global Consumer Acquisition Corp.
ACCEPTED AND AGREED:
SCOTT LAPORTA
/s/  Scott LaPorta

Dated:   October 1, 2007
ACKNOWLEDGED AND AGREED
(AS TO OPTION GRANT):
HAYGROUND COVE ASSET MANAGEMENT, LLC
/s/  Jason N. Ader

Name:   Jason N. Ader
Dated:   October 1, 2007

EXHIBIT A
GCAC TERM SHEET

Agreement	Employment or Consulting Agreement (the “Agreement”). Services under the Agreement will include:

• Co-leading the “roadshow” of Global Consumer Acquisition Corp. (“GCAC”);

• Identifying and discussing acquisition opportunities with the board of directors of GCAC;

• Leading and managing the identification, solicitation and evaluation of prospective acquisition opportunities; and

• Leading and managing the structuring and negotiating acquisition opportunities.

Sponsor	Hayground Cove Asset Management (“HCAM”), the sponsor of GCAC

Title; Board	CEO and President and member of the board of directors of GCAC. Right to appoint another director (to be discussed if appointee must be deemed “independent” under Amex rules). Intend to have seven (7) members of the board, with four (4) independent directors. There will be an audit committee, compensation committee and nominating committee the membership of which to be discussed. To the extent his appointment would be in compliance with SEC and exchange rules (e.g., independence requirements under Amex), Mr. LaPorta will appointed as a member of each of these committees.

GCAC expects that Mr. LaPorta will step down as CEO upon closing a qualified business combination and for Jason Ader to step down as Chairman of the Board. Subject to Board approval, GCAC intends to include Mr. LaPorta as new Chairman of the Board upon closing a qualifying business combination.

Parties	GCAC, a Delaware special purpose acquisition corporation formed by HCAM to complete an IPO the proceeds of which will be used to acquire an operating business in the consumer products industry, and Scott LaPorta (or an entity controlled by Scott LaPorta).

Term	Commencing upon August 1, 2007 until the earlier of (i) 2 year after closing of IPO and (ii) the closing of a qualifying business combination. One year renewal option upon 90-day written notice. The agreement will be exclusive for the term of the Agreement.

Equity compensation	Option to purchase 475,000 shares at $0.001 per share from HCAM. The amount of the option will be increased by the amount of shares equal to 10,000 shares for each $10 million of gross proceeds from the exercise of the overallotment option. The option will only vest upon the following occurring:

• the date that is one year after the completion of a qualified business combination has passed (the “Trigger Date”); and

• the appreciation of GCAC’s common share price is either (i) greater than 1.0x the Russell 2000 hurdle rate on the Trigger Date, or (ii) if GCAC’s common share price is below the Russell 2000 hurdle rate on the Trigger Date, the common share price must have exceeded the Russell 2000 hurdle rate for 20 consecutive trading days thereafter. The Russell 2000 hurdle rate is defined as the Russell 2000 index performance over the duration of time from the closing date of the IPO to the Trigger Date.

The option will also fully vest if Mr. LaPorta is terminated from GCAC without cause. If Mr. LaPorta resigns from GCAC or is terminated from GCAC for cause he will forfeit 50% of his options under this agreement.

In addition, Mr. LaPorta will receive 25,000 founder shares transferred from HCAM at a purchase price of $0.001 per share ($25) in connection with his service on the Board of the Directors. If Mr. LaPorta resigns from GCAC or is terminated from GCAC for cause he will relinquish the option above and his 25,000 founders shares will be redeemed by GCAC at the original $25 purchase price.

Termination	Customary provisions for termination by GCAC for cause. Customary severance if termination by GCAC without cause or by employee for good reason.

Confidentiality	Standard.

Indemnification	GCAC will agree to indemnify Mr. LaPorta for liabilities arising from the services provided under the Agreement (other than as a result of fraud, willful misconduct or gross negligence). Customary D&O insurance will be in place upon closing of the IPO.

Non-competition; Non-solicitation, Non-disparagement	During Mr. LaPorta’s employment by GCAC or its affiliates Mr. LaPorta may not, anywhere in or outside the United States, engage in the investment in equity securities, whether publicly traded, listed or otherwise, or the formation or management of or active participation in any fund, fund of funds or other investment vehicle or account, other than with respect to amounts owned by Mr. LaPorta or his spouse or any estate-planning vehicle for the sole benefit of Mr. LaPorta’s immediate family not to exceed 1% of the total shares of all classes of outstanding equity securities of any publicly held entity.

Mr. LaPorta may not, while employed by GCAC or its affiliates and for a period of two years commencing on his employment termination date, solicit employees, personnel, consultants, advisers or contractors of GCAC or its affiliates to leave GCAC or its affiliates or encourage in any manner customers or clients of GCAC or its affiliates to reduce their relationship with GCAC or its affiliates.

Mr. LaPorta may not, during or after his employment, make any statements (or participate in the making of any statements) that denigrate, malign, defame or disparage GCAC or its affiliates or any of their businesses, assets or employees.

Restriction on Board Service and Conflicts	While employed by GCAC, Mr. LaPorta will devote all of his business time and efforts to the performance of the duties hereunder and use his best efforts in such endeavors; provided, however, that the foregoing shall not prevent Mr. LaPorta from services to HCAM or serving on the board of directors of non-profit organizations and, with GCAC’s prior written approval, serving on the board of directors of other for profit entities, so long as such activities do not interfere or conflict with the performance of his duties hereunder or create a business conflict or potential business conflict with GCAC.

Lock-up Agreement	Shares will be locked-up based on lock-up agreement with underwriters with insiders and founders (customary time period for US SPACs).

Waiver of Trust	Mr. LaPorta will waive all rights, interests and claims to the proceeds of the IPO and sponsor private placement held in the trust account for the benefit of the IPO investors (other than as an investor in the IPO).

Governing Law	New York

Investment in Warrants	Mr. LaPorta will make a $1 million investment in warrants of GCAC immediately prior to the closing of the IPO. The warrants will be purchased at $1 per warrant. The amount of the investment will need to be disclosed in the registration stated for the GCAC IPO and, as a result, the amount will need to be committed as promptly as practicable. This investment will be in addition to the $5 million purchase of warrants by HCAM. The warrants will be purchased separately and not in combination with common stock in the form of units. The terms of the warrants will be exactly the same as the warrants comprising the units in the IPO. However, the proceeds of the warrants are “at risk” in that they will be added to the proceeds from this offering to be held in the trust account pending GCAC’s completion of a business combination. If we do not complete a business combination that meets the criteria described in the GCAC prospectus, then the purchase price of the warrants will become part of the amount payable to our public stockholders upon the liquidation of GCAC’s trust account and the warrants will become worthless.

In the event Mr. LaPorta’s employment with GCAC and/or HCAM is terminated, Mr. LaPorta will retain all rights and economics with respect to the warrants.